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                                                                     EXHIBIT 4.3


                         NETWORK COMPUTING DEVICES, INC.

                              AMENDED AND RESTATED
               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                  OF THE TERMS OF THE SERIES B PREFERRED STOCK

(Pursuant to Section 151 of the General Corporation Law of the State of
Delaware)


     The undersigned President and Chief Executive Officer of Network Computing Devices, Inc., organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

     1. That, pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation, the said Board of Directors on December 14, 2000 adopted a resolution creating a series of 290,000 shares of Preferred Stock designated as Series B Preferred Stock, pursuant to which the Corporation filed a Certificate of Designations, Preferences and Rights of the Terms of the Series B Preferred Stock with the Secretary of State of the State of Delaware.

     2. That, pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation, the said Board of Directors on March 30, 2001 adopted the following resolution changing the designations, preferences and rights of the terms of the Series B Preferred Stock:

     RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, the Board of Directors hereby amends and restates the designations, preferences and rights of the Series B Preferred Stock as follows:

Section 1: DESIGNATION AND AMOUNT.

     The shares of such series shall be designated as "Series B Preferred Stock" (the "Series B Preferred Stock"), par value $.001 per share. The number of shares initially constituting the Series B Preferred Stock shall be Two Hundred Ninety Thousand (290,000) Shares.

Section 2: DIVIDENDS AND DISTRIBUTIONS.

          (a) DIVIDENDS. The holders of the Series B Preferred Stock (the "Series B Holders each a Holder") shall be entitled to receive when, as and if declared by the Board of Directors, out of any assets legally available therefor, dividends not less than, and in preference and priority to any payment of, any dividend or distribution on the Common Stock or any other class or series of stock of the Corporation ranking junior to the Series B Preferred Stock and PRO RATA with payment of any dividend on any class or series of stock of the Corporation ranking on a parity with the Series B Preferred Stock as to dividends. Such dividends on the Series B Preferred Stock shall accrue at the rate of forty-one cents ($.41) per share per annum from the date of issuance to the date of payment, based on the actual number of days elapsed, and shall be payable on the payment date fixed by the declaration or, if no payment date is fixed, shall accrue


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semi-annually on May 31st, and November 30th of each year, and upon any
Liquidation (as hereinafter defined).

          (b) DISTRIBUTIONS. As used in this Section 2, the term "distribution" shall mean a transfer of cash, property or securities without consideration, whether by way of dividend or otherwise, or the purchase or redemption of shares of the Corporation.

          (c) NECESSARY ACTIONS. The Corporation shall take any and all corporate action necessary to declare and pay the dividends required.

Section 3: LIQUIDATION.

          (a) LIQUIDATION DEFINED. "Liquidation" means any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, other than any dissolution, liquidation or winding up in connection with any reincorporation of the Corporation in another jurisdiction. A Corporate Transaction (as hereinafter defined) shall be deemed to be a Liquidation. As used herein, "Corporate Transaction" shall mean (i) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization own less than fifty percent (50%) of the Corporation's voting power immediately after such consolidation, merger or reorganization, or (ii) a sale, lease, transfer or other disposition of all or substantially all of the assets of the Corporation.

          (b) RIGHTS. Upon a Liquidation, as hereinabove defined, after payment or provision for payment of the debts and other liabilities of the Corporation, and prior to any distribution to the holders of Series A Participating Preferred Stock or Common Stock of the Corporation, the Series B Holders shall be entitled to receive, out of the remaining assets of the Corporation available for distribution to its stockholders, with respect to each share of Series B Preferred Stock an amount equal to Seven Dollars ($7.00) per Share plus accrued and unpaid dividends, if any, in accordance with Section 3(a) above (the "Series B Liquidation Preference"). Following the payment of the full amount of the Series B Liquidation Preference and any preference that is payable to the holders of Series A Participating Preferred Stock, the holders of Series B Preferred Stock and Common Stock and, to the extent provided for in the Certificate of Incorporation, the Series A Participating Preferred Stock, shall receive their ratable and proportionate share, on a per share and as-converted to Common Stock basis, of the remaining assets to be distributed with respect to such Series B Preferred Stock, Series A Participating Preferred Stock and Common Stock, respectively. If the Corporation has outstanding a class of capital stock ranking on a parity with the Series B Preferred Stock, distributions upon a Liquidation shall be made ratably on the Series B Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon Liquidation, which in the case of the holders of shares of Series B Preferred Stock shall be the Series B Liquidation Preference. If upon any Liquidation the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Series B Holders the full Series B Liquidation Preference to which they shall be entitled, the Series B Holders shall share pro rata in any distribution of assets in accordance with such full Series B Liquidation Preference amounts.


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Section 4: VOTING RIGHTS.

     In addition to other rights provided herein or by law, the Series B Holders shall be entitled to vote on all matters submitted to the stockholders of the Corporation for vote or consent and, except when a single class vote is required, will vote with the holders of Common Stock as one class. Each Series B Holder shall be entitled to one vote per share of Common Stock issuable upon conversion of the shares of Series B Preferred Stock then held by such Series B Holder.

Section 5: CONVERSION.

          (a) RATE. The Series B Shares shall be convertible, at the option of the Series B Holder, at a rate of ten (10) shares of Common Stock for each share of Series B Preferred Stock, subject to appropriate adjustment in the event of any stock split, stock dividend or reverse stock split affecting the Common Stock where the Series B Preferred Stock is not treated in an equivalent manner.

          (b) MECHANICS OF CONVERSION. Upon delivery to the Company of the certificate or certificates for the shares of Series B Preferred Stock to be converted, duly endorsed or assigned in blank to the Company (if required by it), the Company shall issue and deliver to or upon the written order of a Series B Holder, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled.

Section 6: REDEMPTION.

     The Series B Preferred Stock may not be redeemed by the Corporation without the consent of the holders of all of the Series B Preferred Stock then outstanding.

Section 7: NO REISSUANCE.

     No shares of Series B Preferred Stock acquired by the Company by reason of exchange, conversion or otherwise shall be reissued and all such shares shall be canceled, retired and eliminated from the shares of Series B Preferred Stock which the Company shall be authorized to issue.

Section 8: PROTECTIVE PROVISIONS.

          (a) REQUIRED CONSENTS. In addition to any other vote or consent required herein or by law, the affirmative vote or written consent of the Series B Holders owning a majority of the outstanding Series B Preferred Stock, voting together as a separate class, shall be necessary for effecting or validating the following actions:

               (i) Any amendment, alteration, repeal, or waiver of any provision of the Certificate of Incorporation of the Company (including the filing of any Certificate of Designations), as in effect from time to time (the "Certificate of Incorporation"), or the Bylaws of the Company, that affects adversely the voting powers, preferences, priorities or other special rights or privileges, qualifications, limitations, or restrictions of the Series B Preferred Stock;



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               (ii)  Any redemption or repurchase of capital stock of the
Company (except for acquisitions of Common Stock by the Company under stock option or restricted stock agreements with employees approved by the Board of Directors);

               (iii) Any material disbursement of funds outside of the ordinary course of the Company's business;

               (iv) Any consolidation or merger of the Company with or into any other Company or other entity or person, or the entering into any other corporate reorganization;

               (v) Any termination of the Company's line of business as of the date of the first issuance of Series B Preferred Stock or substitution of an unrelated line of business as its principal focus of the Company's activities;

               (vi) Any voluntary dissolution, liquidation winding-up or partial liquidation of the Company, or any distribution or transaction in the nature of a partial liquidation or distribution, or any sale or other transfer of all or substantially all of the assets of the Company (including shares, or all or substantially all of the assets, of any subsidiary of the Company); or

               (vii) Any increase or decrease in the authorized number of Series B Preferred Stock or in the number of shares of any series or class of the Company's capital stock which is authorized or outstanding.

          (b) FINANCIAL REPORTS. The Company will furnish to the Series B Holders, as soon as practicable, and in any case within 75 days after the end of each fiscal quarter, unaudited quarterly financial statements, and within 90 days after the end of each fiscal year, annual audited financial statements (all prepared in accordance with generally accepted accounting principles consistently applied).

Section 9: NO IMPAIRMENT

     The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series B Preferred Stock set forth herein, and will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Series B Holders against impairment. Without limiting the generality of the foregoing, the Company will take all such action as may be necessary or appropriate in order that the Company may reserve for issuance, and validly and legally issue fully paid and non-assessable Company Shares on the conversion of all Series B Preferred Stock from time to time outstanding.

Section 10: NOTICES.

     All notices, requests and other communications shall be in writing addressed to the Company at its principal office or to the Series B Holders at their addresses appearing on the stock ownership records of the Company and delivered by a nationally recognized overnight



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mail carrier, certified mail return receipt requested or facsimile. Any notice sent by nationally-recognized overnight mail carrier shall be deemed to be delivered on the expected date of delivery. Any notice sent by certified mail, return receipt requested, shall be deemed to be delivered 3 days after mailing. Any notice sent by facsimile shall be deemed delivered upon the receipt by sender of written confirmation of transmission.

     3.   That the foregoing amendment has been duly adopted in accordance with
Section 242 of the General Corporation Law of the State of Delaware.


















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     IN WITNESS WHEREOF, I have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 30th day of March, 2001.



                                               _________________________________
                                               Rudolph G. Morin, President
                                               and Chief Executive Officer





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